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                                                                Exhibit No. 99.1

                         TRUSTEE STATEMENT OF COMPLIANCE

I, Kevin Pennant, acting on behalf of The Bank of New York (the "Trustee"), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated March 25, 1999, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Trust for J.C. Penney Debentures during the period from January 1, 2005 to December 31, 2005.

Date: March 2, 2006

                                        THE BANK OF NEW YORK, as Trustee of

                                        CABCO Trust for J.C. Penney Debentures


                                        By: /s/ Kevin Pennant
                                            ------------------------------------
                                        Name: Kevin Pennant
                                        Title: Assistant Vice President